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                                                                    EXHIBIT 99.2

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

         From time to time, we or our management may make forward-looking statements about our operations. These statements are based upon the assumptions of our management and are only expectations of future results. These statements are also subject to risks and uncertainties, and our actual results may differ significantly than those described in the forward-looking statements. These risks and uncertainties are described below.

         In this document, the words "we," "us," "our," and "Genzyme" refer to Genzyme Corporation and all of its operating divisions taken as a whole, and "our board of directors" refers to the board of directors of Genzyme Corporation. In addition, we refer to our three operating divisions as follows:

         o    Genzyme General Division = "Genzyme General;"

         o    Genzyme Biosurgery Division = "Genzyme Biosurgery;" and

         o    Genzyme Molecular Oncology Division = "Genzyme Molecular
              Oncology."

                            RISKS RELATED TO GENZYME

         The following risk factors relate to us generally and affect all of our divisions.

A REDUCTION IN REVENUE FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We generate a majority of our product revenue from sales of enzyme-replacement products for patients with Gaucher disease. We entered this market in 1991 with Ceredase(R) enzyme. Because production of Ceredase(R) enzyme was subject to supply constraints, we developed Cerezyme(R) enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme(R) enzyme, scientists engineer Chinese hamster ovary cells to produce human alpha glucocerebrosidase. We stopped producing Ceredase(R) enzyme, except for small quantities, during 1998, after substantially all the patients who previously used Ceredase(R) enzyme converted to Cerezyme(R) enzyme. Sales of Ceredase(R) enzyme and Cerezyme(R) enzyme totaled $536.9 million for the year ended December 31, 2000, representing approximately 59% of our consolidated revenues for that year.

         Because our business is highly dependent on Cerezyme(R) enzyme, a decline in the growth rate of Cerezyme(R) enzyme sales could have an adverse effect on our operations and may cause the value of our securities to decline substantially. We will lose revenues from Cerezyme(R) enzyme if competitors develop alternative treatments for Gaucher disease and these alternative products gain commercial acceptance. Some companies have initiated efforts to develop competitive products, and other companies may do so in the future. In addition, the patient population with Gaucher disease is limited. Because a significant percentage of that population already uses Cerezyme(R) enzyme, opportunities for future sales growth are limited. Further, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme(R) enzyme with other therapeutic products or reduce the amount of Cerezyme(R) enzyme prescribed, could result in a decline in Cerezyme(R) enzyme sales. Cerezyme(R) enzyme has orphan drug status, providing us with exclusive marketing rights for Cerezyme(R) enzyme in the United


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States until May 2001. We also have patents protecting our method of manufacturing Cerezyme(R) enzyme until 2010 and the composition of Cerezyme(R) enzyme until 2013. The expiration of market exclusivity and orphan drug status in May 2001 will likely subject Cerezyme(R) enzyme to increased competition which may decrease the amount of revenue we receive from this product or the growth of that revenue.

OUR ABILITY TO SIGNIFICANTLY INCREASE SALES OF RENAGEL(R) BRAND PHOSPHATE BINDER WILL SUBSTANTIALLY DETERMINE WHETHER AND HOW QUICKLY OUR ACQUISITION OF GELTEX IMPROVES OUR FUTURE EARNINGS GROWTH.

         In November 1998, we launched, through a joint venture with GelTex Pharmaceuticals, Inc., Renagel(R) brand phosphate binder, a non-absorbed phosphate binder approved for use by patients with end-stage renal disease undergoing a form of treatment known as hemodialysis. We acquired GelTex in December 2000. We are currently conducting additional clinical trials in order to determine the efficacy and safety of Renagel(R) brand phosphate binder when administered to pre-dialysis patients. The commercial success of Renagel(R) brand phosphate binder is subject to substantial uncertainty and will depend on a number of factors, including:

         o the results of additional clinical trials for additional indications and expanded labeling;

         o our ability to increase market acceptance and sales of Renagel(R) brand phosphate binder;

         o market acceptance of a tablet formulation of Renagel(R) brand phosphate binder, which was launched in September 2000 in the United States;

         o optimal dosing and patient compliance with respect to Renagel(R) brand phosphate binder;

         o the availability of competing treatments serving the dialysis market;

         o the content and timing of our submissions to and decisions by regulatory authorities;

         o our ability to successfully retool and expand manufacturing systems;

         o our ability to manufacture Renagel(R) brand phosphate binder at a reasonable price;

         o the availability of reimbursement from third-party payers, and the extent of coverage; and

         o the accuracy of available information about dialysis patient populations and the accuracy of our expectations about growth in this population.

GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS AND SERVICES.

         Our success will depend on our ability to satisfy regulatory requirements. We may not receive required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the Food and Drug Administration, commonly referred to as the FDA, and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a company like Genzyme can first sell a product or may limit how a consumer may use a product or service or may


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adversely impact third-party reimbursement. A company's failure to comply with applicable regulatory approval requirements may lead regulatory authorities to take action against the company, including:

         o    issuing warning letters;

         o    issuing fines and other civil penalties;

         o    suspending regulatory approvals;

         o refusing approval of pending applications or supplements to approved applications;

         o suspending product sales in the United States and/or exports from the United States;

         o    recalling products; and

         o    seizing products.

         Furthermore, therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require post-marketing clinical trials or patient outcome studies. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, the therapy's manufacturer or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on the therapy, manufacturer or facility, including withdrawal of the therapy from the market.

LEGISLATIVE CHANGES MAY ADVERSELY IMPACT OUR BUSINESS.

         The FDA has designated some of our products, including Cerezyme(R) enzyme, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of the drug. If the Orphan Drug Act is amended in this manner, any drugs for which we have been granted exclusive marketing rights under the Orphan Drug Act, will face increased competition which may decrease the amount of revenue we receive from these products. In addition, the U.S. government has shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely affect:

         o the pricing of therapeutic products and medical devices in the United States or internationally; and

         o the amount of reimbursement available from governmental agencies or other third-party payers.

If the U.S. government significantly reduces the amount we may charge for our products, or the amount of reimbursement available for purchases of our products declines, our future revenues may decline and we may need to revise our research and development programs.


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THE DEVELOPMENT OF OUR PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, AND WE
MAY BE UNABLE TO COMMERCIALIZE ANY OF THE PRODUCTS WE ARE CURRENTLY DEVELOPING.

         Before we can commercialize our development-stage products, we will need to:

         o    conduct substantial research and development;

         o    undertake preclinical and clinical testing; and

         o    pursue regulatory approvals.

This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

         o    failure of the product in preclinical studies;

         o clinical trial data that is insufficient to support the safety or effectiveness of the product; or

         o    our failure to obtain the required regulatory approvals.

For these reasons, and others, we may not successfully commercialize any of the products we are currently developing.

ANY MARKETABLE PRODUCTS THAT WE DEVELOP MAY NOT BE COMMERCIALLY SUCCESSFUL.

         Even if we obtain regulatory approval for any of our development-stage products, those products may not be accepted by the market, or approved for reimbursement by third-party payers. A number of factors may affect the rate and level of market acceptance of these products, including:

         o    regulation by the FDA and other government authorities;

         o    market acceptance by doctors and hospital administrators;

         o    the effectiveness of our sales force;

         o    the effectiveness of our production and marketing capabilities;

         o    the success of competitive products; and

         o the availability and extent of reimbursement from third-party payers.

If our products fail to achieve market acceptance, our profitability and financial condition will suffer.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

         As of December 31, 2000, we had approximately $639.6 million in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. We intend to use substantial portions of our available cash for:

         o    product development and marketing;


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         o    expanding facilities and staff;

         o    working capital; and

         o    strategic business initiatives.

In January 2001, we paid approximately $26.0 million in cash to exercise our option to purchase all of the Class A limited partnership interests of Genzyme Development Partners, L.P. We are also obligated to pay the former holders of the Class A interests royalties on sales of the Sepra products for ten years. We may further reduce available cash reserves to pay principal and interest on the following debt:

         o In May 1998, we issued $250.0 million in subordinated convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5 1/4% and mature on June 1, 2005. However, the holders of these notes may exchange principal on the notes for shares of Genzyme General Stock, Molecular Oncology Stock and Biosurgery Stock.

         o In August 1998, we issued $21.2 million in subordinated convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of Genzyme General Stock.

         o In December 2000, we replaced our existing bank credit facilities with a new $500.0 million revolving credit facility, $150.0 million of which matures in December 2001, and $350.0 million of which matures in December 2003. At December 31, 2000, $368.0 million was outstanding under this facility, $150.0 million of which was allocated to Genzyme General in connection with the financing of a portion of the cash component of the GelTex merger consideration, and $218.0 million of which was allocated to Genzyme Biosurgery, primarily in connection with the financing of a portion of the cash component of the Biomatrix merger consideration.

         o In connection with our acquisition of Biomatrix, Genzyme Biosurgery Corporation, one of our wholly-owned subsidiaries, assumed a 6.9% convertible subordinated note due May 14, 2003 in favor of UBS Warburg LLC. At December 31, 2000, $10.0 million of this note remained outstanding.

If we use cash to pay or redeem all or a portion of this debt, including the principal and interest due on it, our cash reserves will be diminished.

         To satisfy these and other commitments, we will have to obtain additional financing. We may be unable to obtain any additional financing, extend any existing financing arrangement, or obtain either on terms that we consider favorable.

WE MAY FAIL TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS.

         Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential until patents issue, and because


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third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, our patent applications may not have priority over any patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, our collaborators' patents, or those patents for which we have license rights, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

         The U.S. Patent and Trademark Office, commonly referred to as the USPTO, and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of our proprietary rights may be limited. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

         We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

WE MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

         Third-party patent rights may cover some of the products that we or our strategic partners are developing or testing. As a result, we or our strategic collaborators may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce our revenue from these products. Furthermore, we may not be able to obtain these licenses on acceptable terms or at all. If we fail to obtain a required license or are unable to alter the design of our technology to fall outside of a patent, we may be unable to effectively market some of our technology and services, which could limit our profitability.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         A third party may sue us or one of our strategic collaborators for infringing the third-party's patent rights. Likewise, we or one of our strategic collaborators may need to resort to litigation to enforce patent rights or to determine the scope and validity of third-party proprietary rights. For example, we filed a lawsuit on July 25, 2000 seeking injunctive relief and damages against Transkaryotic Therapies, Inc. in the U.S. District Court in Wilmington, Delaware for patent infringement resulting from Transkaryotic Therapies' manufacture and use of Replagal(TM), its replacement therapy for Fabry disease. The suit alleges infringement of U.S. Patent No. 5,356,804, which we exclusively licensed from Mount Sinai School of Medicine. The patent is directed to methods of making alpha-galactosidase in mammalian cells, as well as the genetically-engineered cells themselves. On September 19, 2000, Transkaryotic Therapies filed a lawsuit against us and Mount Sinai School of Medicine in U.S. District Court in Boston, Massachusetts seeking declaratory judgments that the manufacture, use and sale of Replagal does not infringe the patent licensed by us from Mount Sinai and that the Mount Sinai patent is invalid.


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         The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

         o    pay monetary damages;

         o stop commercial activities relating to the affected products or services;

         o obtain a license in order to continue manufacturing or marketing the affected products or services; or

         o    compete in the market with a substantially similar product.

         Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

WE MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

         Individuals who use our products or services, including those we acquire in business combinations, may bring product liability claims against us or our subsidiaries. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We have only limited amounts of product liability insurance, which may not provide sufficient coverage against any product liability claims. We may be unable to obtain additional insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we do obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

         o    diversion of management's time and attention;

         o expenditure of large amounts of cash on legal fees, expenses and payment of damages;

         o    decreased demand for our products and services; and

         o    injury to our reputation.

IN CONNECTION WITH OUR ACQUISITION OF BIOMATRIX, WE ASSUMED LITIGATION FACED BY BIOMATRIX.

         On July 21 and August 7, 15, and 30, 2000, class action lawsuits requesting unspecified damages were filed in the U.S. District Court in New Jersey against Biomatrix, Inc. and two of its officers and directors, Endre A. Balazs and Rory B. Riggs. In these actions, the plaintiffs seek to certify a class of all persons or entities who purchased or otherwise acquired Biomatrix common stock during the period between July 20, 1999 and April 25, 2000. The plaintiffs allege, among other things, that the defendants failed to accurately disclose information relating to Biomatrix' product Synvisc(R) during the period between July 20, 1999 and April 25, 2000, and assert causes of action under the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under that statute. We acquired Biomatrix in December 2000. We intend to vigorously defend against those actions. We may be required to pay substantial damages or settlement costs to the extent that damages or settlement costs are not covered by


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insurance. Regardless of their outcome, these actions may cause a diversion of our management's time and attention.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING POSITION.

         The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than we have. Our future success will depend on our ability to develop and market effectively our products against those of our competitors. For instance, we are seeking orphan drug designation for some of our products that are still in development or are currently being reviewed by the FDA for marketing approval, including Fabrazyme(TM) enzyme for the treatment of Fabry disease. We are aware of other companies developing products for the treatment of Fabry disease. Transkaryotic Therapies Inc., for example, submitted its application for marketing approval for its product to the FDA approximately one week before we submitted our application for Fabrazyme(TM) enzyme. If Transkaryotic Therapies or any other company receives FDA approval for a Fabry disease therapy with orphan drug designation before we receive FDA approval for Fabrazyme(TM) enzyme, the Orphan Drug Act may preclude us from selling Fabrazyme(TM) enzyme in the United States for up to seven years. Similarly, we submitted our application for marketing approval of Fabrazyme(TM) enzyme with the European Medicines Evaluation Agency, or EMEA, within a short time of Transkaryotic Therapies' filing. If Transkaryotic Therapies or any other company receives EMEA approval for a Fabry disease therapy with orphan drug designation before we receive EMEA approval for Fabrazyme(TM) enzyme, the European equivalent of the Orphan Drug Act may preclude us from selling Fabrazyme(TM) enzyme in the European Union for up to ten years. If our products receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position will suffer.

IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

         The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our products or services obsolete. For example, some of our competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme(R) enzyme. If we cannot compete effectively in the marketplace, our profitability and financial position will suffer.

IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

         A substantial portion of our revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as legislative proposals to reduce payments under government insurance programs, third-party payers are increasingly attempting to contain healthcare costs by:

         o challenging the prices charged for healthcare products and services;

         o limiting both coverage and the amount of reimbursement for new therapeutic products;


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         o    denying or limiting coverage for products that are approved by the
              FDA, but are considered experimental or investigational by third-party payers; and

         o refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

         Government and other third-party payers may not provide adequate insurance coverage or reimbursement for our products and services, which could impair our financial results. In addition, third-party payers may not reimburse patients for newly approved healthcare products, which could decrease demand for our products. Furthermore, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. If third-party reimbursement is inadequate to allow us to recover our costs or if Congress passes legislation to contain healthcare costs, our profitability and financial condition will suffer.

CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH WE DO BUSINESS COULD CAUSE OUR INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

         Our international operations accounted for 39% of our consolidated revenues for the year ended December 31, 2000 and 41% of our consolidated revenues for each of the years ended December 31, 1999 and 1998. We expect that international sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in Europe and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

         o    fluctuations in currency exchange rates;

         o    the imposition of governmental controls;

         o    less favorable intellectual property or other applicable laws;

         o the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

         o    import and export license requirements;

         o    political instability;

         o    trade restrictions;

         o    changes in tariffs;

         o    difficulties in staffing and managing international operations;
              and

         o    longer payment cycles.

         A significant portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the


                                       9
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currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

         Provisions of Massachusetts law and our charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in our management. Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation. In addition, our board of directors may, in its sole discretion:

         o exchange shares of Molecular Oncology Stock or Biosurgery Stock for Genzyme General Stock at a 30% premium over the market value of the exchanged shares; and

         o issue shares of undesignated preferred stock from time to time in one or more series.

Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                    RISKS RELATED TO GENZYME TRACKING STOCKS

         We have three series of tracking stock designed to reflect the value and track the performance of our three operating divisions as follows:

         o Genzyme General Stock designed to track the performance of Genzyme General;

         o Molecular Oncology Stock designed to track the performance of Genzyme Molecular Oncology; and

         o Biosurgery Stock designed to track the performance of Genzyme Biosurgery.

         The following are risks related to owning shares of our tracking stock.

HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT THE OTHER DIVISIONS.

         Our divisions are not separate legal entities. Holders of our tracking stock are stockholders of a single company and face all of the risks of an investment in Genzyme.

         For purposes of financial presentation, we will allocate programs, products, assets and liabilities among our three divisions. Genzyme Corporation and its subsidiaries, however, own all of the assets and are responsible for all of the liabilities of each division. A holder of Biosurgery Stock, for example, does not have any specific rights to the assets allocated to Genzyme Biosurgery in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division.


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OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT HAVE AN UNEQUAL AND ADVERSE EFFECT
ON THE HOLDERS OF ONE OR MORE SERIES OF OUR TRACKING STOCK.

         At times the interests of the holders of the different series of our tracking stock may diverge or appear to diverge from each other. We are not aware of any legal precedent interpreting the fiduciary duties of the directors of a Massachusetts corporation in that situation. Recent cases in Delaware have established that a Delaware court will afford considerable deference to business decisions that are made in good faith by a disinterested and adequately informed board of directors even when those decisions involve disparate treatment of different series of tracking stock. These Delaware cases rely upon the premise that the board of directors owes its fiduciary duties to the corporation and all of its stockholders and does not owe separate duties to each class or series of stockholders. If a Massachusetts court were to follow the reasoning in these Delaware cases, a Genzyme stockholder may not be able to successfully challenge an action by our board of directors that has a disadvantageous effect on a particular series of our tracking stock.

MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

         A member of our board may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership could cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board could properly perform his or her fiduciary responsibilities to all of our stockholders even if his or her interests in shares of different series were disproportionate or of unequal values. Our board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board.

HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

         Holders of all series of our tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, our charter and our management and accounting policies. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.

         As of January 2, 2001, the relative voting power of our tracking stocks was as follows:

                                                                    APPROXIMATE PERCENTAGE
         SERIES                                                      OF TOTAL VOTING POWER
         -------                                                    ------------------------
         Genzyme General Stock...................................               93%
         Biosurgery Stock........................................                5%
         Molecular Oncology Stock................................                2%

THE VOTES PER SHARE OF OUR TRACKING STOCKS ARE ADJUSTED EVERY TWO YEARS.

         Under our charter, Genzyme General Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of our other tracking stocks are adjusted every two years. Specifically, on January 1, 2003 and every second anniversary thereafter, the vote per share to which each tracking stock is entitled will be recalculated based on its fair market value divided by the fair market value of a share of Genzyme General Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At the time of an adjustment, the per share voting power of any tracking stock relative to the other series of tracking stock could decrease materially. Additionally, during the intervening period between adjustments, the per share voting power of each tracking stock will remain the same even though its market price will fluctuate relative to -- and could become materially greater than -- the market prices of the other tracking stocks. Currently, Biosurgery Stock is entitled to 0.14 vote per share and Molecular Oncology Stock is entitled to 0.14 vote per share.

THE LIQUIDATION RIGHTS FOR OUR TRACKING STOCKS ARE NOT ADJUSTED TO REFLECT CHANGES IN THEIR FAIR MARKET VALUES.

         If we were to dissolve, liquidate or wind up our affairs, other than as part of a merger, business combination or sale of substantially all of our assets, our stockholders would receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our tracking stock outstanding is as follows:

         o    each share of Genzyme General Stock has 100 liquidation units;

         o    each share of Molecular Oncology Stock has 25 liquidation units;
              and

         o    each share of Biosurgery Stock has 50 liquidation units.

         Although we adjust liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, we do not adjust them to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets allocated to that division.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

         Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our tracking stock and could be detrimental to one series as compared to another. The discretion of our board to make changes is limited only by the policies themselves and the board's fiduciary duty to all of its stockholders. We encourage you to review the full text of our management and accounting policies, a copy of which is attached as
Exhibit 3 to our Registration Statement on Form 8-A that we filed with the SEC on December 19, 2000.

OUR BOARD CAN REQUIRE INVESTORS TO EXCHANGE THEIR SHARES OF OUR TRACKING STOCK.

         Our board of directors may at any time, in its sole discretion, decide to exchange shares of Molecular Oncology Stock and/or Biosurgery Stock, for any combination of cash and shares of Genzyme General Stock at a 30% premium over the exchanged stock's then current market value. At any time that all of a division's assets are held through a wholly-owned subsidiary, our board can choose to "spin off" that division by exchanging the outstanding shares of tracking stock corresponding to that division for shares in the spun off company, whereupon former tracking stockholders will no longer be Genzyme stockholders.

         If we transfer or sell to a third party all or substantially all of the assets allocated to Genzyme Molecular Oncology or Genzyme Biosurgery, the board would have to either redeem, make a dividend payment on or exchange outstanding Molecular Oncology or Biosurgery Stock, as applicable. Our board will have sole discretion in deciding whether to effect that redemption, dividend payment or exchange using Genzyme General Stock or any combination of cash or other property regardless of the form of consideration paid by the buyer. However, our charter will require that any exchange for Genzyme General Stock be at a 10% premium to the exchanged series' average market price following public announcement of the sale and that any payment of cash or other property be equal in value to the sale's after-tax net proceeds.

         Also, our board can exchange shares of Molecular Oncology Stock and/or Biosurgery Stock into Genzyme General Stock at no premium to the exchanged stocks' market value in the event of certain adverse tax developments, as discussed in the immediately following risk factor.

WE MAY ELIMINATE TRACKING STOCK IF A CORPORATE OR SHAREHOLDER LEVEL TAX IS IMPOSED ON THE ISSUANCE OR RECEIPT OF TRACKING STOCK.

         In 1999, the Clinton Administration proposed tax legislation that would have imposed a corporate level tax on issuances of tracking stock. In 2000, the Clinton Administration proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a tracking stock exchange. Congress did not enact either of these proposals into law. If similar proposals are enacted into law or effected through Treasury Department regulations, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock. Also, any use of our tracking stock to acquire other companies could result in a tax on us, the stockholders of the target company, or both. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of our board for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact legislation, or whether the Treasury Department will issue regulations effecting these or similar proposals.

WE CANNOT ASSURE THAT TRACKING STOCK WILL "TRACK" THE PERFORMANCE OF THE CORRESPONDING DIVISION.

         Although we have attempted to design our tracking stocks to "track" the performance of their corresponding divisions, we cannot assure that the market prices of these stocks will indeed reflect that performance. The market may assign values to a tracking stock that are based on factors other than a corresponding division's reported financial performance. For instance, we cannot be certain what, if any, valuation the market might place on the mandatory and optional exchange features or the differing voting rights and liquidation units of the tracking stocks. In addition, as discussed above under the subheading "--Holders of our tracking stock are stockholders of a single company and unfavorable financial trends affecting one division could negatively affect the other divisions," financial developments in one division, particularly if significant and/or adverse, may affect other divisions.

THE USE OF OPERATING LOSSES AT UNPROFITABLE DIVISIONS TO LOWER THE REPORTED TAX LIABILITY OF OUR PROFITABLE DIVISIONS WILL CAUSE THE UNPROFITABLE DIVISIONS TO REPORT LOWER EARNINGS IN THE FUTURE.

         Genzyme Corporation, rather than our divisions, is liable for taxes. Under our management and accounting policies, for financial reporting purposes we generally allocate taxes among our divisions as if they were separate taxpayers. However, our board of directors has adopted a policy that provides that if any of Genzyme's divisions is unable to use its operating losses or other projected annual tax benefits to reduce its current or deferred income tax expense, we may reallocate these losses or benefits to our profitable divisions on a quarterly basis for financial reporting purposes. This will result in a division with current losses (such as Genzyme Molecular Oncology and Genzyme Biosurgery) reporting lower earnings available to its common stockholders in the future than would be the case if that division had retained its historical losses or other benefits in the form of a net operating loss carry forward.

THE NON-COMPETE POLICY AMONG OUR DIVISIONS MAY NOT COVER ALL OF THE ACTIVITIES OF A PARTICULAR DIVISION.

         Our board of directors has adopted a policy regarding competition among our divisions. This non-compete policy requires that we develop certain products and services within a given division, as opposed to another division, or through joint ventures involving a given division, because the product or service is within the field of activity of that division. This non-compete policy, however, does not cover the entire field of activity of each division. We cannot guarantee that all products and services we develop in a given field of activity will be allocated to a division primarily engaged in that field of activity.

FUTURE SALES OR DISTRIBUTIONS OF DESIGNATED SHARES MAY SIGNIFICANTLY DILUTE YOUR OWNERSHIP.

         Our management and accounting policies require that we sell or distribute any designated shares of a division that may be held by Genzyme General, subject to certain limitations. Designated shares are created when cash or other assets are transferred from Genzyme General to a division. Proceeds from a sale or distribution will be allocated to Genzyme General but the issuance and sale may substantially dilute your ownership of the other division. Circumstances under which designated shares will be sold or distributed are described in our management and accounting policies, a copy of which is attached as Exhibit 3 to our Registration Statement on Form 8-A that we filed with the SEC on December 19, 2000.

                        RISKS RELATING TO GENZYME GENERAL

         The following risks and uncertainties may adversely affect the business of Genzyme General.

GENZYME GENERAL IS SUBSTANTIALLY DEPENDENT UPON SALES OF CEREZYME(R) ENZYME.

         Genzyme General derives a majority of its revenue from sales of Cerezyme(R) Enzyme, our enzyme-replacement therapy for the treatment of Gaucher disease. Accordingly, the risks described above under "--Risks Related to Genzyme--A reduction in revenue from sales of products that treat Gaucher disease would have an adverse effect on our business" may adversely affect the business of Genzyme General.

SALES OF RENAGEL(R) PHOSPHATE BINDER MAY NOT INCREASE.

         We encourage you to read the material under "--Risks Related to Genzyme--Our ability to significantly increase sales of renagel(R) brand phosphate binder will substantially determine whether and how quickly our acquisition of GelTex improves our future earnings growth". That material describes the factors on which the commercial success of Renagel(R) phosphate binder depends.

WE MAY NOT SUCCESSFULLY COMMERCIALIZE GENZYME GENERAL'S PRODUCT CANDIDATES.

         Genzyme General is developing or collaborating on the development of treatments for Fabry disease, mucopolysaccharidosis I (MPS I) disease, and Pompe disease, among others. Our ability to secure regulatory approvals for marketing these product candidates is highly uncertain, as is our ability to successfully commercialize those that receive regulatory approvals. Because the commercial success of these product candidates will substantially determine future revenue and profit growth at Genzyme General, we encourage you to review the factors described under "-- Risks Related to Genzyme--" for details regarding risks that characterize commercialization of our biotechnology product candidates.

GENZYME GENERAL MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE THYROGEN HORMONE.

         In January 1999, Genzyme General launched U.S. sales of Thyrogen(R) recombinant thyroid stimulating hormone used to diagnose thyroid cancer. The commercial success of Thyrogen(R) hormone will depend on a number of factors, including:

         o    regulation by the FDA;

         o    our ability to obtain regulatory approvals in foreign countries;

         o    the development and commercial success of competitive products;
              and

         o    the availability of reimbursement from third-party payers.

Genzyme General cannot be sure that market penetration of Thyrogen(R) hormone will increase.

IF GENZYME GENERAL'S STRATEGIC ALLIANCES TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS ARE UNSUCCESSFUL, GENZYME GENERAL'S EARNINGS GROWTH WILL BE LIMITED.

         Several of Genzyme General's strategic initiatives involve alliances with other biotechnology companies. These include:

         o an agreement with Biogen, Inc. for the marketing of AVONEX (Interferon beta1a), Biogen's treatment for relapsing forms of multiple sclerosis, in Japan following regulatory approval;

         o a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of alpha-L-iduronidase for the treatment of the lysosomal storage disorder known as mucopolysaccharidosis I;

         o a strategic alliance with Pharming Group N.V. for the development and commercialization of human alpha-glucosidase produced using a Chinese hamster ovary cell line for the treatment of Pompe disease; and

         o a joint venture with Diacrin, Inc. to develop and commercialize products and processes using porcine fetal cells for the treatment of Parkinson's disease.

         Genzyme General plans to enter into additional alliances in the future. The success of many of these arrangements is largely dependent on technology and other intellectual property contributed by

Genzyme General's strategic partners to the alliances or the resources, efforts and skills of Genzyme General's partners. Genzyme General's strategic partners may:

         o terminate their agreements and Genzyme General's access to the underlying intellectual property;

         o fail to devote significant financial or other resources to the alliances and thereby significantly hinder or delay development, manufacturing or commercialization activities; and

         o    fail to successfully develop or commercialize any products.

If any of these alliances are terminated and Genzyme General loses access to the underlying intellectual property, or if Genzyme General and its partners are unable to successfully develop or commercialize products, Genzyme General's future earnings' growth potential will be limited.

                       RISKS RELATED TO GENZYME BIOSURGERY

         The following risks and uncertainties may adversely affect the business of Genzyme Biosurgery.

A FAILURE TO INCREASE SALES OF SYNVISC(R) COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

         Genzyme Biosurgery expects to generate a substantial portion of its product revenues from sales of Synvisc(R), a treatment of osteoarthritis of the knee. Revenues from Synvisc(R) could be impacted negatively if competitive treatments for osteoarthritis of the knee are deemed more efficacious or cost effective. Some companies are developing competitive products, and other companies may do so in the future.

         The commercial success of Synvisc(R) also will depend on many other factors, including:

         o    THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

              Many third party payers in the United States and abroad cover Synvisc(R). Genzyme Biosurgery will continue to discuss reimbursement for Synvisc(R) with European government agencies. We cannot guarantee that any third party payers will continue to cover Synvisc(R) or that additional third party payers will begin to provide reimbursement.

         o    CONTINUED RELATIONS WITH MARKETING PARTNERS.

              Genzyme Biosurgery has entered into several distribution agreements for marketing and distributing Synvisc(R). Genzyme Biosurgery has in the past and may in the future periodically reacquire distribution rights in some territories if partners cease to perform under agreements relating to these territories. Genzyme Biosurgery may not be able to maintain or replace these marketing partners. In this event, there may be disruptions in sales associated with restructuring Genzyme Biosurgery's distribution arrangements.

         The future commercial success of Synvisc(R), as well as the other marketed products allocated to Genzyme Biosurgery, is highly uncertain. For additional details concerning the risks associated with commercializing novel biotechnology products, we encourage you to review the factors described under "--Risks Related to Genzyme."

THE COMMERCIAL SUCCESS OF CARTICEL(R) CHONDROCYTES IS UNCERTAIN.

         Carticel(R) cartilage repair service involves a proprietary process for growing autologous chondrocytes (a patient's own cartilage cells) to replace those that are damaged or lost. Revenues from Carticel(R) chondrocytes represented approximately 13% of Genzyme Biosurgery's total revenue during 2000. The commercial success of Carticel(R) chondrocytes will depend on many factors, including the following:

         o    POSITIVE RESULTS FROM POST-MARKETING STUDIES.

              If two ongoing post-marketing studies do not demonstrate that treatment with Carticel(R) chondrocytes is superior to the alternatives studied, the FDA may suspend or withdraw its approval of Carticel(R) chondrocytes.

         o    FDA APPROVAL OF RELATED DEVICE.

              Genzyme Biosurgery has developed a device to improve the procedure for implanting Carticel(R) chondrocytes and has filed for marketing approval with the FDA. We cannot guarantee that the FDA will approve this device, that this device will improve the procedure for implanting Carticel(R) chondrocytes, or that this device will gain commercial acceptance.

         o    THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

              Since the FDA approved Carticel(R) chondrocytes, Genzyme has seen a substantial increase in the number of third party payers who cover it. Some third party payers, however, do not cover Carticel(R) chondrocytes. Genzyme cannot guarantee that any third party payers will continue to cover it or that additional third party payers will begin to provide reimbursement.

              Although FDA approval is a crucial factor in insurance plans deciding to cover new treatments, a number of major insurance plans also base such decisions on their own or third party evaluations of treatments. One independent association that conducts evaluations is the Blue Cross Blue Shield Association. The Blue Cross Blue Shield Association has determined that its Technology Assessment Committee does not believe that Carticel(R) chondrocytes meets all of its published criteria for new treatments. We believe that Carticel(R) chondrocytes does in fact meet all of these criteria and are discussing the evaluation with the Blue Cross Blue Shield Association. While individual Blue Cross Blue Shield plans representing more than 50% of Blue Cross Blue Shield policyholders have provided policy coverage for Carticel(R) chondrocytes without a favorable evaluation by the Blue Cross Blue Shield Association, many Blue Cross Blue Shield plans have delayed approving Carticel(R) chondrocytes from coverage under their policies as a direct result of this unfavorable ruling. Since these remaining plans represent a significant percentage of insured lives in the United States, this ruling has restricted our access to a substantial portion of the market for Carticel(R) chondrocytes.

         o    THE SUCCESS OF COMPETITIVE PRODUCTS.

              The process we use to grow a patient's cartilage cells is not patentable, and we do not yet have significant patent protection covering the other processes used in providing Carticel(R) chondrocytes. Consequently, we cannot prevent a competitor from developing the ability to grow cartilage cells and from offering a product or service that is similar or superior to Carticel(R) chondrocytes. If a competitor were to develop such ability and obtain FDA approval for a competitive product or service, Genzyme Biosurgery's results of operations would be negatively impacted. We are aware of at least two other companies that are growing autologous cartilage cells for cartilage repair in the European market. Also, several pharmaceutical and biotechnology companies are developing alternative treatments for knee cartilage damage. One or more of these companies may develop products or services superior to the Carticel(R) chondrocytes.

         o    MARKET ACCEPTANCE BY ORTHOPAEDIC SURGEONS.

              We are marketing Carticel(R) chondrocytes to orthopaedic surgeons. We cannot guarantee that we will train enough surgeons who incorporate Carticel(R) chondrocytes into their practice to make it commercially successful.

         o    FLUCTUATING REVENUES DUE TO SEASONAL FACTORS.

              Genzyme expects that the revenues from the sale of the Carticel(R) chondrocytes will fluctuate based on Genzyme Biosurgery's success in penetrating the market, the availability of competitive procedures and the availability of third party reimbursement. Genzyme cannot predict the timing or magnitude of these fluctuations. Furthermore, Genzyme expects that revenues from Carticel(R) chondrocytes will be lower in the summer months because fewer operations are typically performed during those months.

         o    RELIANCE ON KEY COLLABORATORS.

              Carticel(R) chondrocytes were developed based on the work of a group of Swedish physicians.

              These physicians, and other individuals who are familiar with the know-how underlying Carticel(R) chondrocytes through their association with these physicians, may disclose the information to our competitors. This event could have an adverse effect on Genzyme Biosurgery's results of operations.

              Genzyme Biosurgery will have a sponsored research agreement with the University of Gothenburg in Sweden and certain physicians, including the two physicians who lead the group that developed Carticel(R) chondrocytes. The purpose of the agreement is to conduct additional research on Carticel(R) chondrocytes. The agreement will prohibit members of the research team from disclosing any information relating to Genzyme Biosurgery or its business that they acquire in connection with their work under the agreement. The agreement also will state that all inventions that the members conceive or reduce to practice during the course of the research program will be Genzyme Biosurgery's property, with royalties payable to the inventing member. We cannot guarantee that these members will honor their obligations under the sponsored research agreement.

GENZYME BIOSURGERY WILL DEVOTE SIGNIFICANT RESOURCES TO DEVELOP NOVEL PRODUCTS AND TREATMENTS THAT MAY NOT BE COMMERCIALLY SUCCESSFUL.

         Genzyme Biosurgery has devoted a significant amount of money to developing products that will represent alternatives to traditional surgical procedures or treatments. These products will likely require several years of aggressive and costly marketing before they might become widely accepted by the surgical community. Genzyme Biosurgery expects to develop products that are designed to enable surgeons to perform minimally invasive cardiovascular surgery. The medical conditions that can be treated with minimally invasive cardiovascular surgery are currently being treated with widely accepted surgical procedures such as coronary artery bypass grafting and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. To date, minimally invasive cardiovascular surgery has been performed on a limited basis and its further adoption by the surgical community will partly depend on Genzyme Biosurgery's ability to educate cardiothoracic surgeons about its effectiveness and to facilitate the training of cardiothoracic surgeons in minimally invasive cardiovascular surgery techniques.

         Similarly, until recently surgeons have not used products designed to reduce the incidence and extent of postoperative adhesions. Since 1996, when Seprafilm(TM) bioresorbable membrane was introduced, market acceptance of anti-adhesion products has been slow. To increase sales of the Sepra products, Genzyme Biosurgery has had to educate surgeons and hospital administrators about the problems of, and costs associated with, adhesions and the benefits of preventing adhesions. Genzyme Biosurgery also has had to, and continues to have to, train surgeons on the proper handling and use of these products.

         We cannot guarantee that Genzyme Biosurgery's continued efforts in educating and training the surgical community will result in the widespread adoption of minimally invasive cardiovascular surgery and anti-adhesion products or that surgeons adopting these procedures and products will use Genzyme Biosurgery's products.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF GENZYME BIOSURGERY'S GENE THERAPY PRODUCTS.

         The death of a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene has been widely publicized. Although this patient was not part of a Genzyme Biosurgery clinical trial, deaths and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation and potential regulatory delays relating to the testing or approval of Genzyme Biosurgery's gene therapy products. As a result of the death, the U.S. Senate has conducted hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Additionally, the Recombinant DNA Advisory Committee, which acts as an advisory body to the National Institutes of Health (NIH), has extensively discussed the use of adenoviral vectors in gene therapy clinical trials and recently issued a draft report on the safety of adenoviral vectors. While this draft report recommends that clinical trials using adenoviral vectors should continue with caution, it also suggested a number of changes in the way gene therapy clinical trials are conducted. If any new guidelines are adopted by the NIH, Genzyme Biosurgery's gene therapy clinical trials could be delayed or become more expensive to conduct.

         The commercial success of any gene therapy products that Genzyme Biosurgery develops will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in:

         o    greater government regulation;

         o    stricter clinical trial oversight;

         o tighter commercial product labeling requirements of gene therapies; and

         o a decrease in the demand for any gene therapy product that Genzyme Biosurgery may develop.

Recently, the NIH and FDA have issued proposed rules regarding the public disclosure of information from gene therapy trials. If these rules become regulation, additional public disclosure requirements may affect public perception of gene therapies.

BECAUSE GENZYME BIOSURGERY HAS SIGNIFICANT FIXED PAYMENTS, IT WILL NEED TO DEVOTE A SUBSTANTIAL PORTION OF ITS CASH FLOW TO MAKE THE PAYMENTS AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE DEBT PAYMENTS AND OPERATE ITS BUSINESS.

         As of December 31, 2000, we had allocated to Genzyme Biosurgery approximately $218.0 million borrowed under a credit facility. Genzyme Biosurgery will use a large part of its cash flow to make principal and interest payments on this debt. If Genzyme Biosurgery's cash flow from operations is insufficient to meet these obligations, the division may need to borrow to make these payments. We cannot guarantee that such additional financing will be available or available on favorable terms.

         In addition to amounts borrowed under the credit facility, significant cash obligations allocated to Genzyme Biosurgery include the following:

         o    GENZYME GENERAL.

         In 1999, Genzyme Biosurgery received $25.0 million in cash from Genzyme General in connection with the transfer to Genzyme General of our interest in a joint venture with Diacrin, Inc. If the joint venture does not initiate a Phase 3 clinical trial of NeuroCell(TM)-PD by June 30, 2001, Genzyme Biosurgery will be required to repay Genzyme General $20.0 million plus accrued interest at 13.5% per year in cash, Biosurgery designated shares, or a combination of both, at its option, provided that Genzyme General notifies Genzyme Biosurgery of its intent to require this repayment. If these milestones are not achieved, and Genzyme Biosurgery elects to repay Genzyme General in cash, Genzyme Biosurgery's cash reserves will be diminished. If Genzyme Biosurgery elects to repay Genzyme General in shares of Biosurgery designated shares, this would dilute the rights of the holders of Biosurgery Stock and could adversely affect the market price of Biosurgery Stock.

         o    UBS WARBURG LLC.

         In connection with our acquisition of Biomatrix, Genzyme Biosurgery Corporation, a wholly-owned subsidiary of ours, assumed a 6.9% convertible subordinated note due May 14, 2003 in favor of UBS Warburg LLC. At December 31, 2000, $10.0 million of this note remained outstanding. Genzyme Biosurgery will use a part of its cash flow to satisfy debt service on this note. If all or a portion of the note is not converted at the option of the holder into Biosurgery Stock, at maturity Genzyme Biosurgery's cash reserves will be diminished by the amount necessary to repay the outstanding principal of the note.

GENZYME BIOSURGERY ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

         Genzyme Biosurgery expects to have operating losses before amortization of intangibles and goodwill through at least the second quarter of 2001 as it combines the operations of Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix, and as it continues to spend substantial amounts of money on, among other things, conducting research, development, regulatory and commercialization activities to support its expanded product lines. This strategy involves risks, which include supporting higher levels of operating expenses, attracting and retaining employees, and dealing with other management difficulties that arise from rapid growth. If Genzyme Biosurgery cannot manage growth effectively, it may not become profitable.

IF GENZYME BIOSURGERY FAILS TO OBTAIN CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

         We anticipate that Genzyme Biosurgery's current cash resources, together with revenues generated from products sales, will be sufficient to fund its operations through at least 2001.

         Genzyme Biosurgery's cash needs may differ from those planned because of many factors, including the:

         o    ability to become profitable;

         o    results of research and development efforts and clinical testing;

         o ability to share costs of product development with research and marketing partners;

         o ability to establish strategic alliances and licensing arrangements for research and development programs;

         o    achievement of milestones under strategic alliances;

         o ability to establish and maintain additional distribution arrangements;

         o    costs of protecting its intellectual property rights;

         o    market's acceptance of novel approaches and therapies;

         o success of its initiatives to reduce expenses and streamline its operations;

         o    development of competing products; and

         o ability to satisfy regulatory requirements of the FDA and other government authorities.

         Genzyme Biosurgery may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that it will be able to obtain additional financing or find it on favorable terms. If Genzyme Biosurgery has insufficient funds or is unable to raise additional funds, it may have to delay, reduce or eliminate certain of its programs. Genzyme Biosurgery may also have to give third parties rights to attempt to commercialize technologies or products that it would otherwise have sought to commercialize itself.


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

CHANGES IN GENZYME BIOSURGERY'S MANUFACTURING CAPABILITIES COULD SIGNIFICANTLY REDUCE ITS ABILITY TO DELIVER ITS PRODUCTS.

         Genzyme Biosurgery is engaged in the production of a wide variety of products and services. Genzyme Biosurgery's manufacturing processes are highly complex and are regulated by the government. It is possible that Genzyme Biosurgery will have problems maintaining or expanding its facilities in the future. These problems could cause delays in production or delivery. Any significant disruption in Genzyme Biosurgery's manufacturing operations or in its ability to manufacture products cost effectively could have an adverse effect on its business, results of operations, and financial condition.

COMPETITION FROM OTHER MEDICAL DEVICE AND TECHNOLOGY COMPANIES COULD HURT GENZYME BIOSURGERY'S PERFORMANCE.

         The human health care products and services industry is extremely competitive. Major medical device and technology companies compete or may compete with Genzyme Biosurgery. These include such companies as:

         o Atrium Medical Corporation and Sherwood-Davis & Geck, a division of Tyco International, Ltd., in the cardiovascular fluid management market;

         o The Ethicon division of Johnson & Johnson Ltd. and U.S. Surgical Corporation, a division of Tyco, in the cardiovascular closure market;

         o CardioThoracic Systems, Inc., Medtronic, Inc., U.S. Surgical, Guidant Corporation, Baxter Healthcare Corporation and Ethicon in the minimally invasive cardiovascular surgery market;

         o Ethicon, Lifecore Biomedical, Inc., Life Medical Sciences, Inc. and Gliatech, Inc. in the anti-adhesion market;

         o Karl Storz Endoscopy America, Inc., Scanlan International, Inc., Pilling Weck Surgical Instruments and the Codman division of Johnson & Johnson Ltd. in the reusable instruments market; and

         o Fidia S.p.A., Sanofi and OrthoLogic Corp., Anika Therapeutics, Inc. and Zimmer, Inc., and Seikagiku Corporation and Smith & Nephew in the visco supplementation products market.

These competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme Biosurgery. The division is likely to incur significant costs developing and marketing new products without any guarantee that they will be competitively successful in one or more markets. The future success of Genzyme Biosurgery will depend on its ability to effectively develop and market its products against those of its competitors.

THE TREND TOWARD CONSOLIDATION IN THE SURGICAL DEVICES INDUSTRY MAY ADVERSELY AFFECT GENZYME BIOSURGERY'S ABILITY TO MARKET SUCCESSFULLY ITS PRODUCTS TO SOME SIGNIFICANT PURCHASERS.

         The current trend among hospitals and other significant consumers of surgical devices is to combine into larger purchasing groups to increase their purchasing power and thus reduce their purchase price for surgical devices. Partly in response to this development, surgical device manufacturers have been consolidating to be able to offer more comprehensive product lines to these larger purchasing groups. In order to market successfully its products to larger purchasing groups, Genzyme Biosurgery


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

may have to expand its product lines or enter into joint marketing or distribution agreements with other manufacturers of surgical devices. We cannot guarantee that it will be able to employ either of these initiatives or that, when employed, these initiatives will increase the marketability of its products.

BIOMATRIX FACES LITIGATION THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON GENZYME BIOSURGERY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We encourage you to read the material under "-- Risks Related to Genzyme -- In connection with our acquisition of Biomatrix, we assumed litigation faced by Biomatrix." That material describes a securities lawsuit filed against Biomatrix prior to Genzyme's acquisition of Biomatrix.

                   RISKS RELATED TO GENZYME MOLECULAR ONCOLOGY

         The following risks and uncertainties may adversely affect the business of Genzyme Molecular Oncology.

GENZYME MOLECULAR ONCOLOGY MAY NEVER BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY OF ITS CANCER THERAPIES.

         Genzyme Molecular Oncology does not have any cancer therapies on the market and its only therapies in clinical development are at an early stage. Before commercializing any cancer therapies, Genzyme Molecular Oncology will need to conduct substantial additional research and development, including, in some cases, the replication of studies performed by third parties, undertake preclinical and clinical testing and obtain regulatory approvals. This process involves a high degree of uncertainty and may take several years. Its product development efforts may fail for many reasons, including: the product fails in preclinical studies; clinical trials may not support the safety or effectiveness of the product; or we fail to obtain the required regulatory approvals. We cannot guarantee that Genzyme Molecular Oncology will successfully develop any particular product or that any product it successfully develops will gain market acceptance.

GENZYME MOLECULAR ONCOLOGY ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

         Genzyme Molecular Oncology has not generated significant revenues to date and does not expect to do so for several years. As of December 31, 2000, Genzyme Molecular Oncology had an accumulated deficit of approximately $92.1 million. We expect Genzyme Molecular Oncology to have significant operating losses for the next several years. Genzyme Molecular Oncology plans to spend substantial amounts of money on, among other things: research and development; preclinical and clinical testing; and pursuing regulatory approvals. We cannot guarantee that the efforts underlying these expenditures will be successful or that Genzyme Molecular Oncology's operations will ever be profitable.

IF GENZYME MOLECULAR ONCOLOGY FAILS TO OBTAIN THE CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

         We anticipate that Genzyme Molecular Oncology's current cash resources, together with amounts available from the following sources, will be sufficient to fund its operations through the third quarter of 2002:

         o    revenues generated from license agreements;

         o    committed research funding from collaborators;


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

         o the $15.0 million remaining under the interdivisional financing arrangement with Genzyme General; and

         o amounts available to Genzyme Molecular Oncology under our revolving credit facilities.

         Genzyme Molecular Oncology plans to spend substantial amounts of funds on, among other things:

         o    research and development;

         o    preclinical and clinical testing; and

         o    pursuing regulatory approvals.

         Genzyme Molecular Oncology's cash needs may differ from those planned, however, because of many factors, including the:

         o    results of research and development and clinical testing;

         o    achievement of milestones under existing licensing arrangements;

         o ability to establish and maintain additional strategic collaborations and licensing arrangements;

         o    enforcement of patent and other intellectual property rights;

         o    market acceptance of novel approaches and therapies;

         o    development of competing products and services; and

         o ability to satisfy regulatory requirements of the FDA and other government authorities.

         Genzyme Molecular Oncology may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that it will be able to obtain any additional financing or find it on favorable terms. If Genzyme Molecular Oncology has insufficient funds or is unable to raise additional funds, it may have to delay, reduce or eliminate some of its programs. Genzyme Molecular Oncology may also have to give third parties rights to commercialize technologies or products that it would otherwise have sought to commercialize itself.

GENZYME MOLECULAR ONCOLOGY MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

         Genzyme Molecular Oncology's strategy to develop and commercialize some of its products and services includes entering into various arrangements with academic and corporate collaborators and licensees. It depends on the success of these parties in performing research, preclinical and clinical testing and marketing. These arrangements may require Genzyme Molecular Oncology to transfer important rights to its corporate collaborators and licensees. These collaborators and licensees could choose not to devote resources to these arrangements or, under certain circumstances, may terminate them early. In addition, these collaborators and licensees, outside of their arrangements with Genzyme Molecular Oncology, may develop technologies or products that are competitive with those that Genzyme Molecular Oncology is developing. As a result, we cannot guarantee that Genzyme Molecular Oncology will receive


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

revenues from these relationships or that any of its strategic collaborations will continue or not terminate early. In addition, we cannot guarantee that Genzyme Molecular Oncology will be able to enter into collaborations in the future.

GENZYME MOLECULAR ONCOLOGY MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF ITS PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

         Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products Genzyme Molecular Oncology is developing or testing. As a result, Genzyme Molecular Oncology may be required to obtain licenses from the holders of these patents in order to use or sell certain products and services. We cannot guarantee that these licenses will be made available on acceptable terms or at all. If these licenses are not available, Genzyme Molecular Oncology's ability to commercialize its products and services may be impaired.

         In its cancer vaccine program, Genzyme Molecular Oncology is in the process of evaluating the therapeutic administration of peptide products and genes that encode specific tumor antigens, including MART-1 and gp100. Genzyme Molecular Oncology is aware of two issued U.S. patents directed to the gene that encodes MART-1. While it has obtained rights under one of these patents, Genzyme Molecular Oncology is still in the process of evaluating the scope and validity of the other to determine whether it needs to obtain a license. Genzyme Molecular Oncology is also evaluating an issued U.S. patent covering the gene that encodes gp100 and three published Patent Cooperation Treaty applications by three different applicants that may cover antigens derived from gp100. Genzyme Molecular Oncology is in the process of evaluating the scope and validity of these patents and patent applications to determine whether it needs to obtain licenses.

GENZYME MOLECULAR ONCOLOGY MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         If Genzyme Molecular Oncology or one of its strategic collaborators initiates litigation to enforce Genzyme Molecular Oncology's patent or license rights, or are required to defend these rights in response to third party claims, its business or financial position may be negatively affected. Genzyme Molecular Oncology has licensed its p53 gene therapy rights to Schering-Plough. These patent rights are the subject of an interference proceeding in the U.S. and an opposition proceeding in Europe. Adverse determinations in these proceedings may negatively affect Genzyme Molecular Oncology's ability to receive future milestones and product royalties under its agreement with Schering-Plough.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF GENZYME MOLECULAR ONCOLOGY'S GENE THERAPY PRODUCTS.

         The death of a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene has been widely publicized. Although this patient was not part of a Genzyme Molecular Oncology clinical trial, deaths and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation and potential regulatory delays relating to the testing or approval of Genzyme Molecular Oncology's gene therapy products. As a result of this death, the U.S. Senate has conducted hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Additionally, the Recombinant DNA Advisory Committee, which acts as an advisory body to the National Institutes of Health (NIH), has extensively discussed the use of adenoviral vectors in gene therapy clinical trials and recently issued a draft report on the safety of adenoviral vectors. While this draft report recommends that clinical trials using adenoviral vectors should continue with caution, it also suggested a number of changes in the way gene therapy clinical trials are conducted. If any new guidelines are adopted by the NIH, Genzyme Molecular Oncology's gene therapy clinical trials could be delayed or become more expensive to conduct.

         Genzyme Molecular Oncology has reported to the FDA and the NIH that there have been six deaths in its Phase 1/2 melanoma cancer vaccine trial at Massachusetts General Hospital. The principal investigator for this trial indicated that each of these deaths was due to disease progression and not related to the patient's investigational treatment. Deaths are not unexpected in a clinical trial involving patients with advanced stage melanoma because these patients have short life expectancies. Genzyme Molecular Oncology cannot, however, rule out the possibility that its investigational cancer vaccines, like all investigational drug and biologic products, may be a contributing cause of death for patients in the future.

         The commercial success of any gene therapy products that Genzyme Molecular Oncology develops will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in:

         o    greater government regulation;

         o    stricter clinical trial oversight;

         o tighter commercial product labeling requirements of gene therapies; and

         o a decrease in the demand for any gene therapy product that Genzyme Molecular Oncology may develop.

         Recently, the NIH and FDA have issued proposed rules regarding the public disclosure of information from gene therapy trials. If these rules become regulation, additional public disclosure requirements may affect public perception of gene therapies.


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